EXHIBIT 99.1

MELA Sciences Reports Third Quarter 2015 Financial Results

Conference Call at 4:30pm Eastern Time, Today

Horsham, PA, November 12, 2015 — MELA Sciences, Inc. (NASDAQ: MELA), a medical technology company dedicated to developing and commercializing innovative products for the treatment and diagnosis of serious dermatological disorders, today reported financial results for the third quarter ended September 30, 2015.

Third Quarter and Recent Corporate Highlights
•	Third quarter revenue for the acquired businesses was $8.2 million in line with expectations.
•	The installed base of XTRAC systems in the U.S. expanded to 698 systems, up from 590 at the end of the third quarter 2014, as reported to us by PhotoMedex.
•	Achieved positive non-GAAP adjusted income in first full quarter of combined operations. See Non-GAAP Measures below.
•	Integration of the acquired businesses into MELA is essentially complete.

MELA Sciences acquired the XTRAC and VTRAC business from PhotoMedex, Inc. on June 22, 2015.  Therefore, operating results for the three and nine months ended September 30, 2015 include activity from the XTRAC and VTRAC businesses from July 1, 2015 through September 30, 2015 for the three-month period and from June 23, 2015 through September 30, 2015 for the nine-month period. As a result of purchase accounting rules, the operating results of the XTRAC and VTRAC businesses for the three and nine months ended September 30, 2014 are not included in consolidated statements of operations for the periods ended September 30, 2014.

Commenting on the third quarter, Michael R. Stewart, President and CEO stated: "The XTRAC recurring revenue in the third quarter continued to show positive growth of over 5%.  The installed base of placed lasers in the United States also increased by 5% to nearly 700 lasers. The average annualized revenue per system now exceeds $42,000.  All of these results met our expectations and demonstrate the integration of the XTRAC business into MELA has successfully occurred."

Continuing, Stewart added: "The transforming of MELA is well underway.  In addition to the integration activities that have been accomplished thus far, we are now reviewing new branding initiatives that we expect to implement before the end of 2015 that we believe will better reflect the new company and the market that we serve."

Reported Financial Results
Revenues for the third quarter of 2015 were $8.3 million compared with revenues for the third quarter of 2014 of $0.2 million, which did not include revenues from the XTRAC and VTRAC businesses.

Net loss for the third quarter of 2015 was $12.2 million or ($1.29) per share, which included a deemed dividend of $3.0 million, other expense of $1.3 million for the change in fair value of warrant liability, $5.6 million in interest expense and $1.7 million in depreciation and amortization expenses. This compares with a net loss for the third quarter of 2014 of $2.3 million or ($0.44) per share, which included other income of $2.1 million for the change in fair value of warrant liability, $0.5 million in interest expense and $0.5 million in depreciation and amortization expenses.

Revenues for the nine months of 2015 were $9.0 million compared with revenues for the nine months of 2014 of $0.5 million, which did not include revenues from the XTRAC and VTRAC businesses.

Net loss for the nine months of 2015 was $27.3 million or ($3.42) per share, which included a non-cash deemed dividend of $3.0 million, other expense of $0.7 million for the change in fair value of warrant liability, $4.8 million in inventory obsolescence charges; $8.7 million in interest expense; $0.5 million in acquisition costs and $2.3 million in depreciation and amortization expenses. This compares with a net loss for the nine months of 2014 of $9.6 million or ($1.89) per share, which included other income of $7.2 million for the change in fair value of warrant liability, $3.4 million in registration rights liquidated damages, $0.5 million in interest expense and $1.4 million in depreciation and amortization expenses.

As of September 30, 2015 the company had cash, cash equivalents and short-term investments of $3.3 million including $0.1 million of restricted cash, compared with $11.4 million of unrestricted cash as of December 31, 2014.

Non-GAAP Measures
To supplement the Company's consolidated financial statements, prepared in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted income.

The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company's core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2015	2014	2015	2014

Net (loss) income as reported	$(9,234)	$(2,288)	$(24,354)	$(9,641)
Adjustments:
Depreciation and amortization expense	1,710	489	2,348	1,371
Interest expense, net	506	104	794	105
Non-cash interest expense	5,071	423	7,944	423

EBITDA	(1,947)	(1,272)	(13,268)	(7,742)

Stock-based compensation expense	1,007	115	1,483	447
Acquisition costs	-	-	456	-
Change in fair value of warrants	1,329	(2,108)	679	(7,151)
Registration rights liquidated charges	-	-	-	3,420
Impairment of property and equipment	-	-	920	-
Inventory obsolescence charges	-	-	4,818	-

Non-GAAP adjusted income (loss)	$389	$(3,265)	$(4,912)	$(11,026)

MELA previously announced the scheduling of a conference call with investors to review the results of the Second quarter. The following is the pertinent information for accessing that call.

Conference Call Detail:
Date:                                        Thursday, November 12
Time:                                        4:30 pm Eastern Time
Toll Free:                              888-430-8691
International:                   719-325-2376
Passcode:                           714691
Webcast:                             www.melasciences.com

Replays, available through November 26, 2015
Toll Free:                             877-870-5176
International:                   858-384-5517
Replay PIN:                       714691

About MELA Sciences, Inc.  (www.melasciences.com)
MELA Sciences is a medical technology company focused on the dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions, and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream from the acquired business, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning in 2015 or at any time in the future, including support for the MelaFind system through the reimbursement process and the Company's ability to integrate and transition the acquired business effectively and build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Investor Contacts:
Christina L. Allgeier
MELA Sciences, Inc.                                                          LifeSci Advisors, LLC
215-619-3267                                                                           646-597-6987
callgeier@melasciences.com                                       Andrew@LifeSciAdvisors.com

MELA SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,169	$11,434
Restricted cash	100	-
Accounts receivable, net	4,182	220
Inventories, net	3,915	5,275
Other current assets	596	274
Property and equipment, net	14,461	1,961
Goodwill and other intangible assets	24,608	37
Other non-current assets, net	1,123	869
Total assets	$52,154	$20,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Senior Note payable and other notes payable	$8,887	$-
Accounts payable and accrued current liabilities	6,113	2,144
Current portion of deferred revenues	267	43
Senior secured convertible debentures, net	11,373	5,001
Warrant liability	9,535	499
Other long-term liabilities	103	107
Stockholders' equity	15,876	12,276
Total liabilities and stockholders' equity	$52,154	$20,070

MELA SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$8,323	$218	$9,015	$541

Cost of revenues	3,042	1,560	10,226	3,755

Gross profit (loss)	5,281	(1,342)	(1,211)	(3,214)

Operating expenses:
Engineering and product development	471	345	946	1,423
Selling and marketing	4,001	429	5,984	2,366
General and administrative	3,132	1,885	6,819	5,988
	7,604	2,659	13,749	9,777

Operating loss before other income (expense), net	(2,323)	(4,001)	(14,960)	(12,991)

Other income (expense), net:
Interest expense, net	(5,577)	(527)	(8,738)	(528)
Change in fair value of warrant liability	(1,329)	2,108	(679)	7,151
Registrations rights liquidated damages	-	-	-	(3,420)
Gain on sale of assets	-	11	-	16
Other (expense) income, net	(5)	121	23	131
	(6,911)	1,713	(9,394)	3,350

Net loss	(9,234)	(2,288)	(24,354)	(9,641)

Deemed dividend related to warrant modification	(2,962)	-	(2,962)	-

Net loss attributable to common stockholders	$(12,196)	$(2,288)	$(27,316)	$(9,641)

Basic and diluted net loss per share	$(1.29)	$(0.44)	$(3.42)	$(1.89)

Shares used in computing basic and diluted net loss per share	9,442,022	5,216,290	7,994,012	5,108,418

MELA SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Nine Months Ended September 30,
	2015	2014
Cash Flows From Operating Activities:
Net loss	$(24,354)	$(9,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,347	1,371
Stock-based compensation	1,483	447
Impairment of long-lived assets	920	-
Inventory write-offs	4,818	1,076
Amortization of debt discount	7,571	385
Amortization of deferred financing costs	373	38
Change in fair value of warrant liability	679	(7,151)
Other	20	1
Changes in operating assets and liabilities:
Current assets	(1,016)	(966)
Current liabilities	114	(212)
Net cash used in operating activities	(7,045)	(14,668)

Cash Flows From Investing Activities:
Lasers placed-in-service, net	(1,066)	-
Acquisition costs, net of cash received	(42,500)	-
Other	(17)	17
Net cash (used in) provided by investing activities	(43,583)	17

Cash Flows From Financing Activities:
Proceeds from convertible debentures	32,500	15,000
Proceeds from senior notes	10,000	-
Proceeds from credit facilities	-	11,452
Other financing activities	(154)	(1,123)
Net cash provided by financing activities	42,346	25,335

Effect of exchange rate changes on cash	17	-
Net (decrease)/increase in cash and cash equivalents	(8,265)	10,684
Cash and cash equivalents, beginning of period	11,434	3,783

Cash and cash equivalents, end of period	$3,169	$14,467

Supplemental information:
Cash paid for interest	$402	$-

Supplemental information of non-cash investing and financing activities
Conversion of senior secured convertible debentures into common stock	$4,593	$-
Establishment of a warrant liability with a deemed dividend	$2,962	$-
Exchange of series A convertible preferred stock for series B convertible preferred stock	$-	$12,300
Reclassification of property and equipment to inventory, net	$107	$-
Reclassification of warrant liability (from) to stockholders' equity	$(5,399)	$652